Exhibit 3.15

ARTICLES OF AMENDMENT

of

SUN EXPRESS GROUP, INC.

1.	Article I of the Articles of Incorporation of SUN EXPRESS GROUP, INC. is hereby amended to read:

ARTICLE I – NAME

The name of this corporation shall be SUN NETWORK GROUP, INC.

2.	The foregoing amendment was adopted by the shareholders of this corporation on July 12, 2001.

IN WITNESS WHEREOF, the undersigned President and Secretary of this corporation have executed these Articles of Amendment, this 12th day of July, 2001.

/s/ Guy Lindley,	/s/ Robert Munson
President	Secretary